EXHIBIT 3
JOINT FILING AGREEMENT
THIS JOINT FILING AGREEMENT is entered into as of December 28, 2023, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Stock, $0.05 par value, of Scientific Industries, Inc., a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: December 28, 2023
  VERADACE CAPITAL MANAGEMENT LLC
 By: /s/ Alexander Vezendan


  Name:  Alexander Vezendan
        Title:   Principal

   VERADACE PARTNERS L.P.
 By: Veradace Capital Management LLC,
   its general partner
 By: /s/ Alexander Vezendan


  Name:  Alexander Vezendan
        Title:   Principal

  ALEXANDER VEZENDAN
 /s/ Alexander Vezendan

  JOHN CONLIN
  /s/ John Conlin